Exhibit 107 Fee Table- Index Advantage+NF

Calculation of Filing Fee Tables
Form S-1
_______________________________
 (Form Type)
Allianz Life Insurance Company of North America
___________________________________________________
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Other	Registered Indexed Linked Annuity Contract and interests therein	457(o)	N/A	N/A	$2,828,000,000	$110.2/m	$311,645.60

Total Offering Amounts	$2,828,000,000	$311,645.6
Total Fees Previously Paid		$0
Total Fee Offsets		$0
Net Fees Due		$311,645.6